EXHIBIT 99.2

                              MINUTES OF A MEETING

                            OF THE BOARD OF DIRECTORS

                                       OF

                       TRAVEL SERVICES INTERNATIONAL, INC.

                            (Held on April 29, 1998)

         WHEREAS, the Board of Directors (the "Board") believes that it is in the interest of Travel Services International, Inc. (the "Company") to provide certain benefits to employees of the Company and its subsidiaries in order to attract, motivate and retain qualified personnel;

         WHEREAS, the Company had engaged a consultant to review and analyze the types of benefits that can be provided and management, together with such consultant, has recommended the adoption of a 401(k) Retirement Plan;

         WHEREAS, the terms and provisions of the 401(k) Retirement Plan have been presented to the Board at this meeting;

         NOW, THEREFORE, BE IT RESOLVED, that The Travel Services International, Inc. 401(k) Retirement Plan (the "401(k) Plan"), substantially in the form presented to the Board, be and hereby is adopted, to be effective as of July 1, 1998;

         RESOLVED FURTHER, that The Travel Services International, Inc. 401(k) Retirement Plan Trust"), substantially in the form presented to the Board, be and hereby is adopted effective as of July 1, 1998;

         RESOLVED FURTHER, that CIGNA be and hereby is approved effective as of July 1, 1998 to provide investment and administrative services related to the 401(k) Plan;

         RESOLVED FURTHER, that John DeLano, Robert Falcone and Jill Vales be, and each of them hereby is, appointed as a member of the "Retirement Plan Committee" to administer the 401(k) Plan effective as of July 1, 1998;

         RESOLVED FURTHER, that the qualified Domestic Relations Order Policy, Loan Policy and Investment Policy, substantially in the form presented to the Board, be and hereby is adopted effective as of July 1, 1998;


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         RESOLVED FURTHER, that for purposes of the limitations on contributions and benefits under the 401(k) Plan, prescribed by Section 415 of the Internal Revenue code, the "limitation year" shall be the calendar year;

         RESOLVED FURTHER, that shares of the Company's Common Stock will be offered as an investment option to participants effective as of October 1, 1998 and that the Company will take such step as management, in its discretion, deems necessary or desirable in order to register the shares of Common Stock so offered;

         RESOLVED FURTHER, that the Company will match participant contributions for the period from July 1, 1998 to December 31, 1998, for all participants actively employed on December 31, 1998, at a rate of 25% of the first 6% of compensation contributed by the participant; and

         RESOLVED FURTHER, that the Chief Financial Officer of the Company be and hereby is authorized to take any further steps necessary to implement the 401(k) Plan and to secure a favorable determination letter from the Internal Revenue Service.

                                         /s/ SUZANNE B. BELL, ESQ.
                                         ---------------------------------------
                                         Secretary of the Meeting